News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES RE-PRICING OF TERM LOAN

WESTPORT, CT, August 17, 2017 -- Terex Corporation (NYSE: TEX) today announced that it has completed a re-pricing of its term loan that is expected to reduce its cash interest costs by approximately $1 million annually.
“We are pleased to announce the re-pricing which further increases the efficiency of our recent recapitalization,” said John Sheehan, Terex Chief Financial Officer. “Our term loan rate will now be L+225bps, improving by 25bps what was already the lowest rate in the Company’s history.”

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
Phone: (203) 222-5954
brian.henry@terex.com

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in three business segments: Aerial Work Platforms, Cranes, and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com